Prospectus Supplement to Prospectus dated June 3, 2014
Filed pursuant to Rule 424(b)(5) (Registration No. 333-196051)

20,000,000 Shares

Antares Pharma, Inc.

We are offering 20,000,000 shares of our common stock at a price per share of $2.00. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ATRS.” The last reported sale price of our common stock on the NASDAQ Capital Market on May 5, 2015 was $2.30 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$2.00	$40,000,000
Underwriting discount	$0.12	$2,400,000
Proceeds to us, before expenses	$1.88	$37,600,000

The underwriters may purchase up to an additional 3,000,000 shares of our common stock within 30 days after the date of this prospectus supplement.

Delivery of the shares of common stock will be made on or about May 11, 2015.

Piper Jaffray

Raymond James	Oppenheimer & Co.

The date of this prospectus supplement is May 6, 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may provide to you. We have not authorized anyone to provide you with information that is different. We are offering to

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sell common stock and seeking offers to buy common stock only in jurisdictions where the offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates.

We provide information to you about this offering in two separate documents. The first part is a prospectus supplement, which describes the specific terms of this offering of our shares of common stock. The second part is the accompanying prospectus, which contains and incorporates by reference important business and financial information about us and other information about the offering. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3, Registration Number 333-196051, filed on May 16, 2014, and declared effective by the Securities and Exchange Commission on June 3, 2014. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

The terms “Antares,” the “Company,” “we” and “us” in this prospectus supplement refer to Antares Pharma, Inc. and its subsidiaries, unless the context otherwise requires.

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AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from our website at www.antarespharma.com. However, the information on our website does not constitute a part of this prospectus supplement, nor is it incorporated by reference herein.

In this document, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus supplement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the year ended December 31, 2014 (including the portions of our Definitive Proxy Statement for our 2015 Annual Meeting of Stockholders filed with the SEC on April 15, 2015, incorporated by reference therein);

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2015, April 16, 2015, April 27, 2015 and May 5, 2015; and

•	The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC on June 13, 2012.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or other exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K unless we otherwise state therein) after the date of this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement, including any exhibits that are specifically incorporated by reference in such documents. Requests for such copies should be directed as follows:

Antares Pharma, Inc.

100 Princeton South, Suite 300

Ewing, NJ 08628

(609) 359-3020

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, including statements, other than statements of historical facts, included or incorporated in this prospectus supplement regarding our strategy, progress and timing of development programs and related trials and the efficacy of our product candidates, the commercial benefits available to us as a result of our agreements with third parties, our collaborations with third parties, including the term for such collaborations, our estimated revenues and cash and equivalents for the quarter ended March 31, 2015, our financial position, future revenues, projected costs, prospects, plans and objectives of management. The words “may,” “will,” “should,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or “appear” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under the heading “Risk Factors” contained in this prospectus supplement, and in our Annual Report on Form 10-K for the year ended December 31, 2014 (as such may be supplemented and amended from time to time by our filings under the Exchange Act). The discussion of risks and uncertainties set forth in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment, and our business is in a state of evolution. Therefore, it is likely that new risks will emerge, and that the nature and elements of existing risks will change, over time. It is not possible for management to predict all such risk factors or changes therein, or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors, or new or altered factors, may cause results to differ materially from those contained in any forward-looking statement. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made and do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

We cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein will prove to be accurate. In addition, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. We may not update these forward-looking statements, even though our situation may change in the future.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus, the information incorporated by reference in each, and any related free writing prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-7 of this prospectus supplement and “Risk Factors” set forth in our annual report on Form 10-K for the year ended December 31, 2014 (as such may be supplemented and amended from time to time by our filings under the Exchange Act), to determine whether an investment in our common stock is appropriate for you.

General

We are an emerging, specialty pharmaceutical company that focuses on developing and commercializing self-administered parenteral pharmaceutical products and technologies. We have many established partnerships with pharmaceutical companies as well as multiple internal product development programs.

We develop and manufacture, for ourselves and with partners, novel, pressure-assisted injectors, with and without needles, which allow patients to self-inject drugs. We have developed variations of the needle-free injector by adding a small shielded needle to a pre-filled, single-use disposable injector, called the Vibex® pressure assisted auto injection system. This system is an alternative to the needle-free system for use with injectable drugs in unit dose containers and is suitable for branded and generic injectables. We also developed a disposable multi-dose pen injector for use with standard cartridges. We have entered into multiple licenses for these devices mainly in the United States (“U.S.”), Europe and Canada with Teva Pharmaceutical Industries, Ltd. (“Teva”).

We developed the Vibex® auto injector for our product OTREXUP™ (methotrexate) injection for subcutaneous use. In February 2014, we launched OTREXUP™, which is the first subcutaneous methotrexate for once weekly self-administration with an easy-to-use, single dose, disposable auto injector approved by the U.S. Food and Drug Administration (“FDA”). OTREXUP™ is indicated for adults with severe active rheumatoid arthritis (“RA”), children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis (“psoriasis”) .. To date, we have received FDA approval for dosage strengths of 7.5 mg, 10 mg, 15 mg, 20 mg and 25 mg of OTREXUP™. We have worldwide marketing rights for OTREXUP™ and commercialize OTREXUP™ on our own in the U.S. for the treatment of RA. On June 23, 2015, we will regain U.S. marketing rights to OTREXUP™ for psoriasis through the termination of an exclusive promotion and marketing agreement with LEO Pharma A/S (“Leo Pharma”). Leo Pharma has been responsible for OTREXUP™ promotion and marketing activities targeting dermatologists for symptomatic control of psoriasis in adults since March 2014.

We are currently conducting clinical studies of Vibex® QS T for testosterone replacement therapy. On February 25, 2015, we announced positive top-line pharmacokinetic results that showed that the primary endpoint was achieved in our ongoing, multi-center, phase 3 clinical study (QST-13-003) evaluating the efficacy and safety of testosterone enanthate administered once-weekly by subcutaneous injection using the QuickShot® auto injector in testosterone deficient adult males. The protocol for the study required that at the week 12 endpoint: (i) at least 75% of all patients’ Cavg are within the normal range of 300 to 1100 ng/dL, with a lower limit of a 95% 2-sided confidence interval of greater than or equal to 65%, (ii) at least 85% of patients’ Cmax are less than 1500 ng/dL and (iii) no more than 5% of patients had a Cmax greater than 1800 ng/dL. The primary endpoint of the population that received one or more doses of QS T was met by 139 out of 150 patients, equating to 92.7% with a 95% confidence interval of 87.3% to 96.3%. Among the 137 patients that completed all 12 weeks of dosing and PK sampling, 98.5% were within the pre-defined range. Overall, the regimen demonstrated a mean (± standard deviation) steady state concentration of testosterone of 553.3 ± 127.3 ng/dL at 12 weeks. Participants in the study will remain on QS T and will be followed for an additional 40 weeks, and the collection of safety data is ongoing. One hundred fifty patients have received at least one dose of study drug. To date there has been one reported death, which was caused by suicide, and one other serious adverse event (“SAE”) of hospitalization for worsening depression. This patient received a single dose of QS T, and the SAE was not considered to be related to study drug. Thus far, there have been no reported adverse events consistent with urticaria (hives).

On January 13, 2015, we announced that we received written recommendations from FDA related to our clinical development program for QS T. The recommendations received were in response to various clinical, Chemistry, Manufacturing and Controls and user study submissions that we made through November 2014. We believe that we have already factored many of the recommendations cited in the advice letter into the protocol of the ongoing phase III study and into the protocols for planned human use studies as a result of guidance provided by FDA at the May 2014 Type C meeting. Based on a single reported occurrence of hives in our phase II study, which FDA characterized as an apparent allergic reaction, as well as the known safety experience with other parenteral testosterone products, FDA recommended that we create a larger safety database, including approximately 350 subjects exposed to QS T with 200 subjects exposed for six months and 100 subjects exposed for a year. We do not believe that the adverse event of hives reported in the phase II study was related to study drug. By combining the number of subjects in previous studies with the subjects in our current phase III study, we believe we may be able to satisfy FDA’s recommendation with approximately 70 additional subjects exposed to QS T for six months. We submitted our response to FDA’s written recommendations in March 2015. The timing, cost and design of the study to obtain the additional data required and the timing of the filing of an NDA for QS T with FDA will be determined based on further discussion with FDA.

We also are developing VIBEX® Sumatriptan for the acute treatment of migraines which if approved will be distributed by Teva. In January 2015, we received a complete response letter from FDA regarding our Abbreviated New Drug Application (“ANDA”) for VIBEX® Sumatriptan, providing revisions to labeling and citing minor deficiencies, and we submitted our response to FDA in March 2015. We have begun commercial scale tooling and mold making in anticipation of potential approval and launch. We also have initiated manufacturing development work for QS M, a combination product for an undisclosed central nervous system indication.

Our development projects in collaboration with Teva include VIBEX® epinephrine, an exenatide multi-dose pen, and another undisclosed multi-dose pen. In December 2014, Teva submitted the final amendment to the VIBEX® epinephrine pen ANDA. Teva has placed a purchase order for auto injectors used in their generic epinephrine product in anticipation of a possible launch. We began shipping these auto injectors to Teva in the second quarter of 2015. FDA accepted Teva’s filing of an ANDA in October 2014 for exenatide, formerly referred to as Teva “Pen 2”.

We also make a reusable, needle-free, spring-action injector device known as the Tjet® and Zomajet®, which is marketed for use with human growth hormone (“hGH”). We have had success in achieving distribution of our device for use with hGH through licenses to pharmaceutical partners, Ferring BV and Ferring Pharmaceuticals Inc. (together, “Ferring”) and JCR Pharmaceuticals Co., Ltd., and it has resulted in product sales and royalties. Ferring commercializes our needle-free injection system with their 4 mg and 10 mg hGH formulations marketed as Zomajet® 2 Vision and Zomajet® Vision X worldwide. Ferring purchased the U.S. rights to 5 mg Tev-Tropin from Teva in the fourth quarter of 2014. In March 2015, Ferring received FDA approval of a name change enabling its Tev-Tropin to be marketed in the U.S. as ZOMACTON™ (somatropin [rDNA origin]) for injection, and the Tjet needle-free delivery system to be marketed in the U.S. as ZOMA-Jet™. Ferring also received approval from FDA to market the 10 mg needle-free injector device which, along with certain consumables, we supply to Ferring. Distribution of growth hormone injectors occurs in the U.S., Europe, Japan and other Asian countries through our pharmaceutical company relationships.

We also have a portfolio of gel-based products which are commercialized through various partners. We received FDA approval in December 2011 for an oxybutynin gel product, Gelnique 3%™, for the treatment of overactive bladder. We have a licensing agreement with Actavis plc (“Actavis”) under which Actavis is currently marketing Gelnique 3%™ in the U.S. Another of our gel products, Elestrin® (estradiol gel), is currently marketed by Meda Pharmaceuticals, Inc. in the U.S. for the treatment of moderate-to-severe vasomotor symptoms associated with menopause.

We currently lease approximately 13,330 square feet of office space in Ewing, New Jersey for our corporate headquarters facility and approximately 18,000 square feet of office, laboratory and manufacturing space in Plymouth, a suburb of Minneapolis, Minnesota. We also lease a small amount of office space in Muttenz, Switzerland.

Preliminary First Quarter Financial Information

We are currently finalizing our financial results for the quarter ended March 31, 2015. While complete financial information and operating data are not available, based on information currently available, we estimate total revenue, basic and diluted net loss per common share and cash, cash equivalents and short-term investments for the quarter ended March 31, 2015 to be $8.3 million, $(0.05) and $26.5 million, respectively. The Company did not sell any VIBEX® epinephrine devices to Teva in the quarter ended March 31, 2015, however, shipments commenced in April 2015. The decrease in cash, cash equivalents and short-term investments in the quarter ended March 31, 2015 was approximately $5.5 million higher than the decrease in cash, cash equivalents and short-term investments in the quarter ended December 31, 2014. This was primarily attributable to less cash received from development partners and customers in the quarter ended March 31, 2015 as compared to the prior quarter and the payment of bonuses to employees and the funding of employer matching contributions for full-year 2014 employee contributions to our 401(k) savings plan in the first quarter of 2015. These preliminary estimates have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, KPMG LLP, has not audited or reviewed, and does not express an opinion with respect to these estimates. Our actual revenue and net loss per common share for the quarter ended March 31, 2015 and our actual cash, cash equivalents and short-term investments as of March 31, 2015 may differ from these estimates due to the completion of our closing procedures with respect to the quarter ended March 31, 2015, final adjustments, our identification of items that would require us to make material adjustments to the preliminary financial information presented above and other developments that may arise between now and the time the financial results for the quarter are finalized. We expect to complete our closing procedures with respect to the quarter ended March 31, 2015, after this offering is consummated. Accordingly, our consolidated financial statements as of and for the quarter ended March 31, 2015 will not be available until after this offering has been priced and you should not place undue reliance on these preliminary estimates. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with accounting principles generally accepted in the United States. In addition, these preliminary estimates as of and for the quarter ended March 31, 2015, are not necessarily indicative of the results to be achieved for any future period. We assume no duty to update these preliminary estimates except as required by law.

Corporate Information

Our principal executive offices are located at 100 Princeton South, Suite 300, Ewing, NJ 08628 and our telephone number is (609) 359-3020. Our Internet address is www.antarespharma.com. The information on our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	20,000,000 shares of common stock.

Underwriters’ option to purchase additional shares	3,000,000 shares of common stock.

Offering price per share	$2.00

Common stock outstanding immediately after this offering(1)	151,751,104 shares of common stock.

Use of proceeds	We intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including business development, in-licensing and acquisitions. See the section entitled “Use of Proceeds.”

Risk factors	See “Risk Factors” on Page S-7 of this prospectus supplement and “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 (as such may be supplemented and amended from time to time by our filings under the Exchange Act) for a discussion of material risks that prospective purchasers of shares of our common stock should consider.

NASDAQ Capital Market Symbol	ATRS

(1)	Based on 131,751,104 shares of our common stock outstanding as of March 31, 2015. The number of shares of common stock outstanding:

•	excludes 12,211,350 shares of common stock reserved for issuance under our equity incentive plans as of March 31, 2015 consisting of:

•	7,500,526 shares of common stock subject to outstanding awards;

•	554,904 shares of common stock subject to outstanding performance share units and restricted share units;

•	139,762 shares of common stock subject to outstanding restricted share grants which have not vested; and

•	4,016,158 shares of common stock that remain available under the equity compensation plan for future grants;

•	assumes that the underwriters’ option to purchase up to 3,000,000 additional shares is not exercised.

RISK FACTORS

Before purchasing our common stock, you should carefully consider the following risk factor and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. See “Available Information.” You should also carefully consider all of the other information in this prospectus supplement, the accompanying prospectus, or incorporated by reference herein. Any of the risks described below or incorporated by reference could have a material adverse impact on our business, prospects, results of operations and financial condition and could therefore have a negative effect on the trading price of our common stock. Additionally, risks not currently known to us or that we now deem immaterial may also harm us and negatively affect your investment.

Risk related to this offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering. We have not identified specific uses for the proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the public offering price for our common stock in this offering is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares in this offering, you will suffer immediate dilution of $1.51 per share in the net tangible book value of the common stock. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, based on the public offering price of $2.00 per share, will be approximately $37.1 million, after deducting the underwriting discount and estimated offering expenses payable by us, or approximately $42.8 million, if the underwriters exercise their option to purchase additional shares in full.

We intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including business development, in-licensing and acquisitions. As of the date of this prospectus supplement, we have not allocated the proceeds for any specific purposes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market under the symbol “ATRS.” Prior to June 15, 2012, our common stock was listed for trading on the NYSE Amex under the symbol “AIS.” The following table sets forth the quarterly high and low sale prices of our common stock on the NASDAQ Capital Market or the NYSE Amex, as applicable, for the periods indicated:

	High	Low
Year Ending December 31, 2015
Second Quarter (through May 5, 2015)	$3.04	$2.30
First Quarter	$2.82	$2.22
Year Ending December 31, 2014
Fourth Quarter	$2.75	$1.83
Third Quarter	$2.87	$1.82
Second Quarter	$3.73	$2.43
First Quarter	$5.01	$3.37
Year Ending December 31, 2013
Fourth Quarter	$5.15	$3.54
Third Quarter	$4.67	$3.87
Second Quarter	$4.25	$3.40
First Quarter	$4.38	$3.35
Year Ended December 31, 2012
Fourth Quarter	$4.50	$3.35
Third Quarter	$5.58	$3.60
Second Quarter	$3.94	$2.60
First Quarter	$3.45	$2.00

On May 5, 2015, the closing sale price of our common stock as reported on the NASDAQ Capital Market was $2.30 per share. The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in each, and any related free writing prospectus. See “Available Information.”

DILUTION

The net tangible book value of our common stock on December 31, 2014 was approximately $37.2 million, or approximately $0.28 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of shares of common stock in this offering at a sales price of $2.00 per share, our as adjusted net tangible book value at December 31, 2014 would have been approximately $74.4 million, or $0.49 per share. This represents an immediate dilution of $1.51 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share	$2.00
Net tangible book value per share at December 31, 2014		$0.28
Increase per share attributable to new investors for this offering		$0.21

Net tangible book value per share after giving effect to this offering	$0.49

Dilution per share to new investors	$1.51

If the underwriters exercise their option to purchase additional shares in full, the as-adjusted net tangible book value would increase to approximately $80.0 million, or $0.52 per share representing dilution to purchasers in this offering of $1.48 per share.

The number of shares of common stock to be outstanding after the offering is based on 131,751,104 shares of our common stock outstanding as of March 31, 2015. The number of shares of common stock outstanding:

•	excludes 12,211,350 shares of common stock reserved for issuance under our equity incentive plans as of March 31, 2015 consisting of:

•	7,500,526 shares of common stock subject to outstanding awards;

•	554,904 shares of common stock subject to outstanding performance share units and restricted share units;

•	139,762 shares of common stock subject to outstanding restricted share grants which have not vested; and

•	4,016,158 shares of common stock that remain available under the equity compensation plan for future grants;

•	assumes that the underwriters’ option to purchase up to 3,000,000 additional shares is not exercised.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement to be dated on or about May 6, 2015, between us and Piper Jaffray & Co., as the representative of underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the number of common shares indicated in the table below:

Underwriter	Number of Common Shares
Piper Jaffray & Co.	14,000,000
Raymond James & Associates, Inc.	3,000,000
Oppenheimer & Co. Inc.	3,000,000

Total	20,000,000

Piper Jaffray & Co. is acting as sole book-running manager of this offering and as representative of the underwriters named above.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in the common shares. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common shares.

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the common shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.072 per common share. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$2.00	$2.00	$40,000,000	$46,000,000
Underwriting discounts and commissions paid by us	$0.12	$0.12	$2,400,000	$2,760,000
Proceeds to us, before expenses	$1.88	$1.88	$37,600,000	$43,240,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $317,000. We have also agreed to reimburse the underwriters up to $15,000 for their FINRA counsel fee and up to $125,000 for fees and expenses of their counsel related to non-FINRA matters. In accordance with FINRA Rule 5110, these reimbursements are deemed underwriting compensation for this offering.

Listing

Our common shares are listed on The NASDAQ Capital Market under the trading symbol “ATRS.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 3,000,000 additional common shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•

register, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any of our shares of common stock, or securities convertible into or exercisable or exchangeable for any of our equity securities, or

•

enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any of our beneficially owned shares, common stock or securities convertible into or exercisable or exchangeable for any of our equity securities, or

•	engage in any short selling of any of our beneficially owned shares, common stock or securities convertible into or exercisable or exchangeable for any of our equity securities, or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Piper Jaffray & Co.

The restrictions set forth above do not apply to the establishment or activation following prior suspension of a trading plan that complies with Rule 10b5-1 under the Exchange Act provided however — no sales may be made under any such trading plan during the 90-day restricted period. Additionally, the restrictions set forth above do not apply to sales made by one of our executive officers made pursuant to a Rule 10b5-1 trading plan previously entered into.

This restriction terminates after the close of trading of the common shares on and including the 90 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Piper Jaffray & Co. waives, in writing, such an extension.

Piper Jaffray & Co. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common shares or purchasing shares of our common shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A syndicate covering transaction is the bid for or the purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS

Australia

This prospectus supplement and the accompanying prospectus are not disclosure documents for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, have not been lodged with the Australian Securities & Investments Commission and are only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

A.	You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus supplement and the accompanying prospectus is void and incapable of acceptance.

B.	You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement and the accompanying prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the “Relevant Implementation Date”, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus have not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

•

to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Covington & Burling LLP, New York, New York is counsel to the underwriters in connection with this offering. Covington & Burling LLP has in the past performed, and continues to perform, legal services for us.

EXPERTS

The consolidated financial statements of Antares Pharma, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Warrants

Units

Antares Pharma, Inc. may, from time to time, offer, issue and sell:

•	Shares of our common stock;

•	Shares of our preferred stock;

•	Warrants to purchase our common stock or preferred stock; and

•	Units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities.

We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $200,000,000. We will bear all costs, expenses and fees in connection with the registration of these securities.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock trades on the NASDAQ Capital Market under the symbol “ATRS.” On May 15, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.88 per share.

Investing in our securities involves a high degree of risk. You should carefully review and consider the risks and uncertainties described under the heading “Risk Factors” on page 3 of this prospectus and in any applicable prospectus supplement, any free writing prospectus or any documents incorporated by reference.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities described in this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 3, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, as well as warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated by reference herein as described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.” In this prospectus, unless the context specifically indicates otherwise, the terms “the Company,” “Antares,” “we,” “us” and “our” refer to Antares Pharma, Inc. and its subsidiaries.

ABOUT ANTARES PHARMA, INC.

Antares Pharma, Inc. is an emerging specialty pharmaceutical company that focuses on developing and commercializing self-administered parenteral pharmaceutical products and technologies. We have numerous partnerships with pharmaceutical companies as well as multiple internal product development programs. We have developed both subcutaneous and intramuscular injection technology systems which include Vibex® disposable pressure-assisted auto injectors, reusable needle-free injectors, and disposable multi-use pen injectors.

On October 14, 2013 we announced the approval of OTREXUP™ (methotrexate) injection by the United States Food and Drug Administration (“FDA”), and in January 2014 we announced the launch of OTREXUP™ and in February began detailing the product to health care professionals. OTREXUP™ is the first FDA approved subcutaneous methotrexate for once weekly self-administration with an easy-to-use, single dose, disposable auto injector. OTREXUP™ is indicated for adults with severe active rheumatoid arthritis (“RA”) or children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. We have worldwide marketing rights for OTREXUP™ and will commercialize OTREXUP™ on our own in the U.S. for the treatment of RA and we have provided LEO Pharma the exclusive right to commercialize OTREXUP™ in the U.S. for the treatment of psoriasis.

We are also developing Vibex® QuickShot™ (“Vibex® QS T”) (testosterone injection) for testosterone replacement therapy for men suffering from symptomatic testosterone deficiency. In February 2014 we announced positive top line results from a clinical study evaluating the PK of testosterone enanthate administered weekly by subcutaneous injection at doses of 50 mg and 100 mg via the VIBEX® QS T auto injector device in hypogonadal adult males. The study enrolled 39 patients at nine investigative sites in the United States. The results are considered positive in that Vibex® QS T treatment resulted in most patients achieving average levels of testosterone within the normal range from the first dose onward. Vibex® QS T was also safe and well tolerated by all dosed patients. We intend to begin a Phase 3 clinical study in 2014 to validate our results in a larger group of hypogonadal men over an extended period of at-home weekly dosing.

We have licensed our reusable needle-free injection device for use with human growth hormone (“hGH”) to Teva Pharmaceutical Industries, Ltd. (“Teva”), Ferring Pharmaceuticals BV (“Ferring”) and JCR Pharmaceuticals Co., Ltd., with Teva and Ferring being two of our primary customers. Our needle-free injection device is marketed by Teva as the Tjet® injector system to administer their 5mg Tev-Tropin® brand hGH marketed in the U.S. Our needle-free injection device is marketed by Ferring with their 4mg and 10mg hGH formulations as Zomajet® 2 Vision and Zomajet® Vision X, respectively, in Europe and Asia. We have also licensed both disposable auto and pen injection devices to Teva for use in certain fields and territories and are engaged in product development activities for Teva utilizing these devices.

We also have a portfolio of gel-based products. Gelnique 3%™, our topical oxybutynin gel product for the treatment of overactive bladder, which was approved by the FDA in December 2011, is currently being marketed by Actavis plc in the U.S. We also entered into a licensing agreement with Daewoong Pharmaceuticals under which Daewoong will commercialize this product, once approved in South Korea. Our gel portfolio also includes Elestrin® (estradiol gel) currently marketed by Meda Pharma in the U.S. for the treatment of moderate-to-severe vasomotor symptoms associated with menopause.

We have two facilities in the U.S. The Parenteral Products Group located in Minneapolis, Minnesota directs the manufacturing and marketing of our reusable needle-free injection devices and related disposables, and develops our disposable pressure-assisted auto injector and pen injector systems. Our corporate head office, Product Development Group and Commercial Group are located in Ewing, New Jersey, where the Product Development Group directs the clinical, regulatory and pre-commercial development of our internal drug/device combination products. Our Commercial Group is responsible for sales, marketing, medical affairs, trade, and third party reimbursement for our internally developed products.

We have reported a net loss of approximately $8.8 million and $3.4 million for the three months ended March 31, 2014 and 2013, respectively, and a net loss of approximately $20.5 million, $11.4 million and $4.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

We are a Delaware corporation with principal executive offices located at 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our telephone number is (609) 359-3020. We have wholly-owned subsidiaries in Switzerland (Antares Pharma AG and Antares Pharma IPL AG) and in the United Kingdom (Antares Pharma UK Limited). Our website address is http://www.antarespharma.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2013 and filed with the SEC on March 13, 2014, as well as information incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus, any applicable prospectus supplement and any free writing prospectus, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these forward-looking statements include, among others, statements about:

•	our expectations regarding commercialization of OTREXUP™ (methotrexate injection);

•	our expectations regarding product developments with Teva;

•	our expectations regarding product development and potential U.S. Food and Drug Administration (“FDA”) approval of Vibex® QS T;

•	our expectations regarding product development and potential FDA approval of Vibex® Sumatriptan (sumatriptan injection);

•	our expectations regarding product development and potential FDA approval of Vibex® Epinephrine (epinephrine injection);

•	our expectations regarding trends in pharmaceutical drug delivery characteristics;

•	our anticipated continued reliance on contract manufacturers to manufacture our products;

•	our sales and marketing plans;

•	product development and commercialization plans regarding our other products and product candidates;

•	our future cash flow and our ability to support our operations;

•	the outcome of our pending litigation;

•	our projected net loss for the year ending December 31, 2014;

•	our ability to raise additional funds, if needed;

•	the impact of new accounting pronouncements; and

•	other statements regarding matters that are not historical facts or statements of current condition.

These forward-looking statements are based on assumptions that we have made in light of our industry experience as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. You should understand that these statements are not guarantees of performance results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. You should keep in mind that forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements were made. Actual results could differ materially from those currently anticipated as a result of a number of risk factors, including, but not limited to:

•	delays in product introduction and marketing or interruptions in supply;

•	a decrease in business from our major customers and partners;

•	our inability to compete successfully against new and existing competitors or to leverage our research and development capabilities and our marketing capabilities;

•	our inability to effectively market our services or obtain and maintain arrangements with our customers, partners and manufacturers;

•	our inability to effectively protect our intellectual property;

•	costs associated with patent litigation;

•	our inability to attract and retain key personnel;

•	adverse economic and political conditions; and

•	our inability to obtain additional financing, reduce expenses or generate funds when necessary.

In addition, you should refer to the risks and uncertainties discussed under the caption “Risk Factors” contained or incorporated by reference in this prospectus and in any related free writing prospectus and any applicable prospectus supplement, and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. We do not assume any obligation to update any forward-looking statements except as required by law.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, but we currently have no commitments or agreements relating to any of these types of transactions. The amount and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, commercialization efforts and the competitive environment for our product candidates. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

THE SECURITIES WE MAY OFFER

We may, from time to time, offer under this prospectus, separately or together, the following securities with a total value of up to $200,000,000 at prices and on terms to be determined at the time of any offering:

•	shares of common stock;

•	shares of preferred stock;

•	warrants to purchase shares of common stock, preferred stock or any combination of such shares; and

•	units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important United States federal income tax considerations.

The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus forms a part.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL SECURITIES UNLESS IT IS

ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities described in this prospectus directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock, par value $0.01 per share, from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors, or a committee thereof, out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock. We may issue shares of our preferred stock, par value $0.01 per share, from time to time, in one or more series. Our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including any dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into shares of our common stock or exchangeable for other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of our preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereof, in a certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus forms a part, or file in a Current Report on Form 8-K and incorporate by reference in the registration statement of which this prospectus form a part, the form of any certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement relating to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants. We may issue warrants for the purchase of common stock and preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Each series of warrants may be issued under a separate warrant agreement that we may enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agreement will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus forms a part.

Units. We may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular units being offered, as well as the complete unit agreements that contain the terms of the warrants. The unit agreement will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of May 15, 2014, there were 130,032,518 shares of our common stock outstanding, outstanding options to purchase 7,043,214 shares of our common stock, outstanding warrants to purchase 100 shares of our common stock and no shares of preferred stock outstanding.

The following description of our capital stock is based on the provisions of our certificate of incorporation, as amended to date, or certificate of incorporation, our amended and restated by-laws, or by-laws, and the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. This description summarizes the material terms and provisions of these securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our by-laws that are incorporated by reference into the registration statement of which this prospectus forms a part and, with respect to our preferred stock, any certificate of designation that we may file with the SEC for a series of preferred stock we may designate, if any, as well as the applicable provisions of the DGCL. For information on how to obtain copies of our certificate of incorporation and by-laws, which are exhibits to the registration statement of which this prospectus forms a part, see the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Description of Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to the preferential rights of any holders of our preferred stock, dividends may be declared and paid or set apart for payment to holders of our common stock out of any of our assets or funds legally available, but only when and as declared by our board of directors. In the event of a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to share in our assets remaining after the payment of our debts and liabilities and the satisfaction of any liquidation preference granted to any holders of our outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of our common stock do not have preemptive or other rights to subscribe for or purchase additional securities of ours. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, whose address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, and whose telephone number is (800) 468-9716 or (651) 450-4064. Our common stock is listed on the NASDAQ Capital Market under the symbol “ATRS.”

Description of Preferred Stock

Our board of directors is authorized, without stockholder approval, subject to any limitations prescribed by applicable law or the NASDAQ Capital Market, to issue from time to time up to an aggregate of 3,000,000 shares of our preferred stock in one or more series. Our certificate of incorporation does not restrict the repurchase or redemption of shares of our preferred stock while there are arrears in the payment of any dividends or sinking fund installments. Each series of preferred stock will have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors determines.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify, among other things:

•	the number of shares in the series of preferred stock;

•	the number of shares we are offering;

•	the purchase price;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock;

•	the terms of preemptive rights, if any, applicable to that series of preferred stock;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	any listing of the preferred stock on any securities exchange or market;

•	restrictions on transfer, sale or other assignment, if any; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Warrants

As of May 15, 2014 warrants to purchase 100 shares of our common stock were outstanding. These warrants have a weighted average exercise price of $1.00 per share and expire in September 2014.

DESCRIPTION OF WARRANTS

This prospectus describes the general terms and provisions of the warrants we may offer and sell under this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those warrants.

We may issue warrants for the purchase of shares of our common stock, preferred stock or any combination of such shares. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants may be issued under a separate warrant agreement that we may enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. Any warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holder of warrants or beneficial owners of warrants. A form of warrant agreement and warrant will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus form a part.

The following summaries of the material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for shares of our preferred stock, any provisions relating to changes or adjustments in the exercise price, the number of shares of preferred stock to be received upon exercise and a description of that series of our preferred stock;

•	the exercise price for shares of our common stock, any provisions relating to changes or adjustments in the exercise price and the number of shares of common stock to be received upon exercise;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of United States federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise the warrants. The prospectus supplement may also provide for certain adjustments of the exercise price of the warrants. Until a holder exercises the warrants to purchase our common stock or preferred stock, that holder will not have any rights as a holder of our common stock or preferred stock by virtue of ownership of the warrants.

DESCRIPTION OF UNITS

This prospectus describes the general terms and provisions of the units we may offer and sell under this prospectus. The applicable prospectus supplement will describe the specific terms of the units offered through that prospectus supplement as well as any general terms described in this section that will not apply to those units.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of the unit agreement governing the units; and

•	a description of the provisions for payment, settlement, transfer or exchange of the units.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW,

OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS

The following paragraphs summarize certain provisions of the DGCL, our certificate of incorporation and our by-laws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the General Corporation Law of the State of Delaware and to our certificate of incorporation and by-laws, copies of which are on file with the SEC and may be obtained as set forth in the section of this prospectus entitled “Where You Can Find More Information.”

General

Certain provisions of our certificate of incorporation and by-laws and the DGCL could make our acquisition by a third party, a change in our incumbent management or a similar change of control more difficult, including:

•	an acquisition of us by means of a tender or exchange offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Removal of Directors and Vacancies

Our certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of 70% of our shares of capital stock entitled to vote at an election of directors. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Staggered Board of Directors

Our board of directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect stockholders’ ability to change control of our company even if a change in control were in the stockholders’ interest.

No Cumulative Voting

Our certificate of incorporation and by-laws do not provide for cumulative voting.

Stockholder Meetings

Our certificate of incorporation and our by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by a resolution approved by the majority of our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders may only consider proposals or nominations at an annual meeting specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

Supermajority Voting for Certain Amendments to Our Certificate of Incorporation and By-laws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of at least 70% of the shares entitled to vote, as well as the affirmative vote of at least 70% of the shares of each class of capital stock entitled to vote as a class, to amend or repeal any provision of Articles VI, VII, VIII, IX or X of our certificate of incorporation. Our certificate of incorporation also provides that amendment or repeal of our by-laws by stockholders requires the affirmative vote of at least 70% of the shares entitled to vote, voting as a single class, except that if our board of directors recommends that our stockholders approve an amendment or repeal, then such recommended amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote, voting as a single class.

PLAN OF DISTRIBUTION

We may sell the securities, from time to time, to or through underwriters or dealers, through agents or remarketing firms, or directly to one or more purchasers pursuant to:

•	underwritten public offerings;

•	negotiated transactions;

•	block trades;

•	“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise, at prevailing market prices; or

•	through a combination of these methods.

•	We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;

•	if the securities are to be offered through the selling efforts of brokers or dealers, the plan of distribution and the terms of any agreement, arrangement, or understanding entered into with broker(s) or dealer(s) prior to the effective date of the registration statement, and, if known, the identity of any broker(s) or dealer(s) who will participate in the offering and the amount to be offered through each;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	if any of the securities being registered are to be offered otherwise than for cash, the general purposes of the distribution, the basis upon which the securities are to be offered, the amount of compensation and other expenses of distribution, and by whom they are to be borne;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts, commissions or commissions allowed or reallowed or paid to dealers;

•	the identity and relationships of any finders, if applicable; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise indicated in the prospectus supplement, subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may use a remarketing firm to offer the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection the securities they remarket.

We or an underwriter may sell the securities to a dealer as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter of the securities offered and sold.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer(s) must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the NASDAQ Capital Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Antares Pharma, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference in this prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below and any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than information furnished to, and not filed with, the SEC) prior to the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014;

•	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on September 22, 2004 (File No. 333-06661), including any amendments or reports filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

Antares Pharma, Inc.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

(609) 359-3020

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

20,000,000 Shares

Antares Pharma, Inc.

Piper Jaffray

Raymond James

Oppenheimer & Co.